Exhibit 99.1

December 30, 2020

Dear Protalix shareholders,

As we look forward to 2021 with great anticipation, I want to take a moment to reflect on our transformational accomplishments this past year, which has been unlike any we could have imagined. Together with our development and commercialization partner, Chiesi Global Rare Diseases, we submitted to the U.S. Food and Drug Administration (FDA) a Biologics License Application (BLA) for PRX-102 for the treatment of adult patients with Fabry disease, bringing us one step closer to the anticipated commercialization of this important treatment option. We also solidified our financial foundation and advanced our pipeline of candidates utilizing ProCellEx®, our proprietary protein expression system platform technology. At the same time, we continued to seek multiple collaborative partnerships to complement our core platform. Despite the many external challenges we faced this year, our team has been committed to accomplishing our goals and remained focused, and we persevered to position us for another year of value-adding milestones and transformational catalysts.

Advancing PRX-102 (pegunigalsidase alfa) for the treatment of Fabry Disease

Following the successful outcome of our Phase I/II clinical study of PRX-102, in May 2020, we, together with Chiesi, submitted the PRX-102 BLA to the FDA. The FDA accepted the filing under its Accelerated Approval pathway and granted Priority Review designation to PRX-102. The action date under the Prescription Drug User Fee Act (PDUFA) for the BLA has been updated to April 27, 2021.

Fabry disease represents a tremendous opportunity in a multi-billion dollar market ready for a potential better treatment option. We believe PRX-102, if approved, will meaningfully improve the quality of life for many Fabry patients and, together with Chiesi, we are preparing for the anticipated commercial launch.

Our PRX-102 phase III development program consists of three studies: the BRIDGE study; the BRIGHT study; and the BALANCE study. The BRIDGE and BRIGHT studies have been completed. Topline results of the data generated in the BRIDGE Study, which we released in May this year, showed substantial improvement in renal function, as measured by mean annualized estimated Glomerular Filtration Rate (eGFR slope), and an amelioration of the course of disease in both male and female Fabry patients who were switched from agalsidase alfa to PRX-102. Agalsidase alfa is marketed by Takeda Pharmaceutical Company Limited (Shire Plc) as Replagal®. Earlier today, we announced final results from our BRIDGE study, and we anticipate an announcement of the topline data from our BRIGHT study in the first quarter of 2021. We expect interim results from our BALANCE study in the first half of 2021.

We look forward to commercializing PRX-102 assuming the anticipated approval of the BLA in the second half of 2021.

Partnerships and Collaborations

This year, we continued expanding our relationships with other companies to leverage our pipeline through strong partnerships and collaborations.

In July 2020 we entered into a non-binding term sheet with SarcoMed USA Inc. The arrangement, if consummated, will relate to the development and commercialization of PRX-110 (alidornase alfa) for the treatment of pulmonary sarcoidosis and related diseases. We expect to be able to provide an update regarding SarcoMed USA in the next few weeks.

Earlier in the year, in March 2020, we announced an agreement with Kirin Holdings Company, Limited (Kirin) to conduct a feasibility study to evaluate production of a novel complex protein utilizing ProCellEx. We received a non-refundable payment of $1.0 million and Kirin will provide research funding to conduct cell-line engineering and protein expression studies on the target protein.

Solid Financial Balance Sheet Supporting Corporate Strategy

We raised approximately $44 million in March 2020 from the sale of common stock and warrants in a private placement to certain existing and new institutional and other accredited investors.

Subsequent to the completion of the private placement, we established an at-the-market (ATM) offering through Bank of America Securities Inc. through which we have the ability to raise up to $30 million. This transaction signifies the quality of the banking

2 Snunit Street, Science Park P.O.B. 455, Carmiel 2161401, Israel

Tel: 972-4-988-9488 | Fax: 972-4-988-9489 | Web: www.protalix.com

counterparties that were eager to work with us in this process and indicative of the growing interest in Protalix from institutional investors.

Enhanced Management Team

We continued adding to the senior executive management team with the appointment of Yael Hayon, Ph.D. as Vice President, Research and Development. Dr. Hayon is an important addition to the team as we advance our pipeline, bringing to the company over a decade of pharmaceutical research and development experience in both the scientific operations and administrative functions.

Looking Forward

We believe we are well positioned for success with an anticipated commercial product launch planned in a multi-billion dollar target market, a solid financial base to support growth and a pipeline of potential opportunities. We are excited to welcome 2021 and look forward to a bright future as a company. I thank our employees for their tireless efforts to get us to this point, as well as the physicians and patients who have participated and are participating in our trials.

Finally, we would like to thank you, our shareholders, for your support and we look forward to sharing our future successes with you.

Sincerely,

Dror Bashan, President & Chief Executive Officer, Director

Protalix Biotherapeutics, Inc.